EXHIBIT 99.2

Mothers Work, Inc.

First Quarter (FY 2005)

Earnings Release Conference Call

January 26, 2005

9:00 a.m. Eastern Time

Transcript of Prepared Remarks

Operator:  Introduce the call and Ed Krell

Edward M. Krell: Thank you, operator.  Thanks everyone for joining us this morning for Mothers Work’s investor conference call for the first quarter of fiscal 2005, ended December 31, 2004.  I am Ed Krell, Executive Vice President and Chief Financial Officer of Mothers Work.

The earnings release was disseminated this morning, and everyone should have received a copy.  If you haven’t, please call us at (215) 873-2285 and we will get one right out to you, or you can go to our Web site at www.motherswork.com to get a copy of the release.

Before we get started this morning I need to remind everyone that certain statements in today’s management presentation and Q&A session will contain forward-looking statements within the meaning of the Federal Securities laws.

This includes statements concerning management’s current expectations, estimates and projections dealing with store openings, sales, comparable store sales, gross margin, operating income margin, EBITDA margin, earnings per share, capital expenditures, potential stock repurchases, potential debt repurchases, market share, competition, new business initiatives and operating results generally.  Actual results might differ materially from those projected in the forward-looking statements.  For additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements, please refer to the Company’s filings with the SEC.

Also, I would like to remind you that today’s call cannot be reproduced in any form without the express written consent of Mothers Work.

Joining me this morning is Rebecca Matthias, President and Chief Operating Officer of Mothers Work.  I will open with comments on the Company’s first quarter results, will provide financial guidance with respect to the remainder of fiscal 2005, and will then turn it over to Rebecca for additional comments.  Rebecca and I will then be available to take your questions.

Edward M. Krell’s Comments

We are pleased and cautiously encouraged by the significant improvement in our sales trend for the first quarter of fiscal 2005, during which our comparable store sales declined 4.2%, compared to our 8.3%

comparable store sales decline for the fourth quarter of fiscal 2004.  However, we recognize the continued significant impact on our results of the dramatically increased competitive pressures in the maternity apparel business.  Although we were able to deliver earnings for the quarter within our most recent guidance range, and higher than our previous guidance range provided in November, we are not satisfied with our financial results for the first quarter.  Looking forward, we continue to be very excited about our strategic business initiatives to promote our continued long-term growth in sales and profitability, while addressing the competitive environment.  We will update you on the status of our strategic business initiatives, including our Kohl’s® and Sears® initiatives, later in the call.  But first, let’s review the financial results.

Net sales for the first quarter of fiscal 2005 were $133.6 million, a 1.5% increase from last year’s first quarter sales of $131.7 million.  Comparable store sales decreased 4.2% during the first quarter of fiscal 2005 versus a comparable store sales decrease of 5.0% during the first quarter of fiscal 2004.    Our increased sales for the first quarter of fiscal 2005 were driven by increased retail location count, as well as increases in sales from our internet business and marketing partnerships.  We ended the quarter with 880 stores and 1,111 total retail locations at December 31, 2004 compared to 870 stores and 1027 total retail locations at December 31, 2003.  This net increase of 10 stores reflects opening 81 new stores, including 25 multi-brand stores, and closing 71 stores, with 46 of these store closings related to multi-brand store openings.  In addition, during the last twelve months, we opened 79 leased department locations and closed 5 leased department locations, with the openings predominantly coming from the exclusive introduction of our new Two Hearts™ Maternity collection in 72 Sears stores to replace the existing maternity lines in these stores.

Gross profit for the first quarter of fiscal 2005 was $70.4 million, a 0.5% increase from last year’s first quarter gross profit of $70.0 million.  Gross margin for the first quarter was 52.7%, a decrease of 48 basis points from last year’s first quarter gross margin of 53.2%.  Although gross margin for the first quarter was lower than last year, we significantly narrowed the deficit compared to the fourth quarter of fiscal 2004, when our gross margin was 133 basis points lower than the prior year’s fourth quarter.  This decrease in gross margin primarily reflects the additional markdowns recognized in the first quarter compared to last year.  We took these markdowns to reduce seasonal and overall inventory levels and to stimulate sales.

SG&A expense for the first quarter of fiscal 2005, excluding depreciation and amortization, was $63.9 million, a 5.8% increase over last year’s first quarter expense figure of $60.4 million.  Our first quarter SG&A expense, excluding depreciation and amortization, of 47.9% of sales this year was 197 basis points higher than our last year first quarter figure of 45.9% of sales.  This increase primarily related to increased store occupancy and, to a lesser extent, increased store payroll expense ratios resulting from the negative 4.2% comparable store sales for the quarter, as well as increased charges related to store closings, partially offset by lower employee benefits expense ratios.  We incurred charges relating to store closings of $0.6 million for the first quarter of fiscal 2005 versus $0.3 million for the first quarter of fiscal 2004.   Most of these fiscal 2005 first quarter store closing charges resulted from store closings related to multi-brand store openings.

EBITDA for the first quarter of fiscal 2005 was $6.5 million versus last year’s first quarter EBITDA of $9.6 million.  Our first quarter EBITDA margin of 4.8% of sales this year was approximately 245 basis points lower than our last year first quarter EBITDA margin of 7.3% of sales, reflecting the increased operating expense ratio and, to a much lesser extent, decreased gross margin.

Depreciation and amortization expense was $2.6 million for the first quarter of fiscal 2005, a 5.5% increase over last year’s first quarter expense of $2.5 million.

Interest expense, net of interest income, was $3.8 million for the first quarter of fiscal 2005, a 1.7% increase over last year’s first quarter expense of $3.7 million.

Our income tax provision for the first quarter of fiscal 2005 reflects a 40.0% effective tax rate, which we expect to approximate our effective tax rate for the full year fiscal 2005.  Our effective tax rate provision for the first quarter and full year fiscal 2004 was also 40.0%.

Net income for the first quarter of fiscal 2005 was $0.1 million, a decrease of approximately $2.0 million versus last year’s first quarter net income of $2.1 million.  Our diluted earnings per share for the first quarter was 1 cent this year, a significant decrease from last year’s first quarter diluted earnings per share of 37 cents.  The diluted earnings per share figure of 1 cent for the first quarter of fiscal 2005 was within our most recent guidance range of between a loss of 2 cents and income of 3 cents per share provided in our January 6, 2005 press release, and exceeded our previous guidance from our November 23, 2004 press release of between breakeven and a loss of 10 cents for the quarter.

The average diluted shares outstanding of 5.35 million shares for this year’s first quarter is 3.7% lower than last year’s figure of 5.56 million shares.  This decrease versus last year is due to the repurchases of shares of our common stock pursuant to our share repurchase program and the reduced dilutive effect of outstanding stock options and warrants compared to last year, partially offset by the impact of stock option exercises.

As of December 31, 2004, we had approximately 5.23 million outstanding common shares, which reflects the retirement of approximately 142,000 shares of our common stock we repurchased since March 2003 pursuant to our share repurchase program.  The Company did not repurchase any shares of its common stock during this year’s first quarter.

Turning to the balance sheet, we are very pleased with our strong financial liquidity.  We ended the first quarter with no outstanding borrowings under our credit line, more than $53 million of available borrowings under our credit line, and excess cash on our balance sheet.  Our balance of cash and short-term investments of $17.2 million at December 31, 2004 is approximately $9.3 million lower than our $26.5 million balance of cash and short-term investments at December 31, 2003.  Total inventory at December 31, 2004 was $98.1 million, a 21.5% increase over the $80.8 million inventory balance at December 31, 2003.  It is very important to note that this increase in inventory is driven primarily by bringing in Spring merchandise earlier than last year to enable earlier positioning of Spring merchandise in our stores, as well as inventory relating to our new initiatives with Kohl’s and Sears.  Our Fall seasonal inventory level at quarter end is actually lower than a year ago.  Overall, we are very pleased with the composition and quality of our inventory and are excited to be entering the Spring selling season in a stronger inventory position than last year.  We expect our inventory at fiscal 2005 year end to increase somewhat from fiscal 2004 year end, due to the inventory needs of our new initiatives, but at a lesser rate than our planned sales growth.

I will now provide financial guidance with respect to the remainder of fiscal 2005.

As we have previously said, we see fiscal 2005 as an important year of strategic transition as we significantly increase the number of retail “doors” through which our maternity apparel products are sold to consumers through our new Kohl’s and significantly expanded Sears initiatives, and as we continue to develop and expand our multi-brand store concepts, including our Destination Maternity™ Superstore.  We strongly believe these strategic business initiatives will promote our long-term growth in sales and profitability, while addressing the increased competitive pressures in the maternity apparel industry.  Rebecca will discuss these initiatives in more detail in her comments.  However, given the continued fierce competitive environment, we continue to take a cautious outlook in our financial projections for the remainder of fiscal 2005.  We are targeting net sales for fiscal 2005 in the $565 to $573 million range, representing sales growth of approximately 9% to 11% over fiscal 2004, based on the planned sales contribution from our Kohl’s and Sears initiatives and our new stores, partially offset by an assumed comparable store sales decrease of between 1.3% and 2.8% for the full fiscal year, with comparable store sales expected to be weaker in the first half of the fiscal year than in the second half when we face weaker prior year sales comparisons.

Our targeted sales for the year reflect our plan to open between 30 and 40 new stores during the year, including approximately 15 to 20 new multi-brand stores, and close approximately 48 to 60 stores, with approximately 30 to 40 of these planned store closings related to openings of new multi-brand stores, including our Destination Maternity Superstores.  In addition, based on the success of the initial launch last April of our Two Hearts Maternity collection, available exclusively at selected Sears locations, beginning in March 2005 we will be expanding the distribution of our Two Hearts Maternity collection from 72 Sears locations currently to a total of over 550 Sears locations.  This proprietary brand will replace the existing maternity apparel lines in those locations and will become the exclusive maternity apparel offering in Sears stores.  In February 2005, our Oh Baby! by Motherhood™ collection will launch at Kohl’s stores throughout the United States and on Kohls.com.  The Oh Baby! by Motherhood collection, available exclusively at Kohl’s under a licensed arrangement, will replace the existing maternity apparel lines at Kohl’s and will become their exclusive maternity apparel line.  Kohl’s currently operates 637 stores in 40 states.

We continue to target our gross margin for fiscal 2005 at 52.5% of sales, a reduction from our 53.7% gross margin in fiscal 2004, driven by the planned lower gross margin of sales from our new licensed business.  We expect our operating expenses to decrease slightly as a percentage of sales for fiscal 2005 versus fiscal 2004, primarily as a result of the expense leverage from the addition of our licensed business and a continued sharp focus on expense control, partially offset by the negative expense leverage resulting from our assumed comp. store sales decline.  Based on these assumptions, we are targeting EBITDA for fiscal 2005 in the $32.3 million to $35.3 million range.  We expect depreciation expense to be approximately $11.0 million for the year, expect interest expense net of interest income to be approximately $15.1 million, and are assuming a 40.0% effective tax rate.  We project average diluted shares outstanding for earnings per share calculation purposes of approximately 5.4 to 5.5 million shares for the full year.  Based on these figures, we are targeting fiscal 2005 diluted earnings per share of between $0.70 and $1.00 per share, the same as our previous full year guidance provided in our November 23, 2004 press release.

Despite the expected positive earnings contribution of our new business initiatives in fiscal 2005, this targeted earnings range for fiscal 2005 is lower than our fiscal 2004 diluted earnings per share of $1.07, due to the adverse effect on earnings of our assumed comp. store sales decline of between 1.3% and 2.8%.  If we were to achieve flat comparable store sales for fiscal 2005, we estimate that our fiscal 2005 earnings per share would exceed our fiscal 2004 earnings per share.  Of course, our ability to achieve our targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment as well as the results from our new initiatives.

Our target for fiscal 2005 diluted earnings per share does not reflect the potential accretive impact on earnings per share of potential future stock repurchases by the Company.  Pursuant to the share repurchase program approved by our Board of Directors in March 2003, which expires in March 2005 unless extended, the Company has repurchased and retired approximately 142,000 shares of its common stock to date at a total cost of approximately $3.2 million.

Although many factors could affect our sales and profit results for the year, as well as cause timing shifts by quarter within the year, in order for investors to better understand our expectations for the business, we are providing the following fiscal quarterly guidance for the remainder of fiscal 2005.  With regard to sales, our guidance, consistent with our annual target of $565 to $573 million, is as follows:  approximately $140 million for the second quarter, approximately $155 million for the third quarter, and approximately $140 million for the fourth quarter.  Our quarterly comp. store sales assumptions underlying this sales guidance, and consistent with our assumption of a 1.3% to 2.8% comp. store sales decrease for the full year, are:  down approximately 2% to 4% for the second quarter; down approximately 1% to 3% in the third quarter; and flat to up 2% in the fourth quarter.

Our estimated quarterly plan for new stores and store closings is: approximately 6 to 8 store openings and 21 to 24 store closings in the second quarter; approximately 6 to 10 store openings and 6 to 10 store closings in the third quarter; and approximately 6 to 10 store openings and 6 to 11 store closings in the fourth quarter.  With regard to diluted earnings per share, our quarterly guidance consistent with our annual target of between $0.70 and $1.00 per share is as follows:  a loss of 20 to 30 cents for the second quarter; earnings of between $1.10 and $1.30 for the third quarter; and a loss of 10 to 20 cents for the fourth quarter.

We continue to plan our fiscal 2005 capital expenditures to be approximately $12 to $14 million, compared to $14.7 million for fiscal 2004, primarily for new store openings, expanding and relocating selected stores, store remodelings, and some continued investment in our management information systems and distribution center.  We expect our inventory at fiscal 2005 year end to increase somewhat from fiscal 2004 year end, due to the inventory needs of our new initiatives, but at a lesser rate than our planned sales growth.  Based on these targets and plans, we expect our fiscal 2005 capital expenditures to be funded through our cash flow from operations.  Although we had no outstanding credit line borrowings during fiscal 2004, and expect to have none at the end of fiscal 2005, we expect to have modest credit line borrowings from our $60 million credit facility during certain periods of fiscal 2005, reflecting seasonal variations in cash flow.

Looking forward to fiscal 2006, we expect to realize increased earnings contribution from our new strategic initiatives, including a full year contribution from our Sears and Kohl’s initiatives, and expect to generate higher earnings than fiscal 2005, while generating positive free cash flow.

This concludes my comments about Mothers Work’s financial performance and future financial guidance.  I hope they were helpful.  I would now like to turn the call over to Rebecca.

Rebecca Matthias’ Comments

Good morning everyone and thank you Ed.

Summarizing the highlights of the first quarter of fiscal 2005, we saw an improvement in our sales trend compared to the previous quarter, although our comp store sales were still down, and we had just above a break-even bottom line.  Looking forward, our early spring sales are encouraging.  Our new initiatives at Sears and Kohl’s are progressing well, and we are continuing to hone our global sourcing skills as our production quantities grow.  Our team is very excited about the many new opportunities that we have created and we are all focused on the execution of these new initiatives.

Although we have less seasonal fluctuation than other apparel retailers, we are somewhat affected by holiday gift giving.  And this year, as others did, we experienced a relatively late surge of holiday spending, with much of it spilling over to the week after Christmas, partly due to increased gift card sales.  We managed our Fall inventories well and are very pleased with the composition and quality of our inventory as we transition to the Spring selling season in a stronger Spring inventory position than last year at this time.  The strength of our business continues to be in the luxury market, but the comparable store sales trend at Motherhood has improved, although we still saw negative comps in the more moderate parts of our business during the first quarter.  We also continue to see year over year sales increases in our internet business.

The multi-brand stores have had some early indications of success.  We now have 6 Destination Maternity Superstores, including our largest opening so far in the Charlotte market, where we have opened our first Edamame™ maternity spa within the Destination Maternity store.   Although none of the Destination Maternity stores have been open a full year yet, it looks like we are being successful in capturing the sales of several stores closed in the area, concurrent with the opening of one Destination Maternity store.  If we are able to consolidate our business to a smaller number of larger stores around the country, without losing total revenue, we can have lower overall operating costs and a more profitable enterprise.

Our team has been very busy in the December quarter getting ready to launch our new maternity businesses:  Oh Baby! by Motherhood in Kohl’s, which launches at retail in mid February, and the expansion of Two Hearts Maternity to over 550 Sears stores beginning in March.  We have devoted quite a bit of time, manpower, and energy to design, merchandise, and source the new lines.  Each brand has its own design and merchandising group.  We are very excited about these two new initiatives, as they will greatly expand our distribution channels, and expose us to many new customers who are already shopping in Sears and Kohl’s stores.  In particular, our business with Kohl’s gives us the opportunity to compete better in power centers, where a large part of our competition resides.  We are happy to report that we have been able to handle these new initiatives within our existing headquarters facilities.  And due to the strength of our systems and processes at every level, we have been able to fold these new ventures into our supply chain.

Continuous improvement to our sourcing capabilities is one of our top priorities this year.  Along with the rest of the industry, we are attempting to optimize our China sourcing strategy as apparel quotas fade away.  In the short term, new governmental safeguard restrictions may well replace quotas, and are creating uncertainties in importing goods from China.  Since orders are placed up to six months to a year ahead of delivery, we are taking a cautious approach for the current year.  However, we are also developing long-term options as the global situation evolves.  And as the size of our production grows, so does our potential for gross margin improvement.

Looking ahead, our leadership position in the maternity industry is becoming stronger as we find even more ways and more venues in which to serve the new mom.  We are THE maternity authority, and we are passionate about being the best in the maternity business.  Competitors may come and go, but we are committed to maternity and determined to continue to increase our market share and to increase the profitability of our business.

Thank you for joining us this morning.  We appreciate your interest in Mothers Work, and operator, we are now ready to take questions.